Media: Eric Miscoll Vice President TXP Corporation (214) 575-9300	Investor Relations: David K. Waldman Crescendo Communications (212) 671-1020 x101
FOR IMMEDIATE RELEASE

TXP Receives $1 Million Line of Credit

RICHARDSON, TEXAS - August 14, 2006 - TXP Corporation (OTCBB: TXPO), a global provider of Pre-Manufacturing Services for the electronics industry, today announced that it has received a two-year $1 million revolving line of credit for general working capital purposes, with a regional commercial bank. As previously announced, the company entered an agreement, whereby it has secured $2.0 million of assets from an outside investor, which is being held as collateral for the revolving line of credit. As such, the company has additional borrowing capacity it could access should the need arise.

"As planned, this line of credit provides us greater financial flexibility as we add Fortune 500 customers, and work towards enterprise-wide deployment of our services with large OEMs," stated Michael C. Shores, president and chief executive officer of TXP Corporation.

About TXP

TXP, based in Richardson, Texas, is a global provider of Pre-Manufacturing Services for the electronics industry, supporting original equipment manufacturers, original design manufacturers, contract manufacturers and new technology innovators. The company excels in both design and supply chain solutions services for new product development which include prototyping and quick-turn electronic assembly, new product introduction, pilot production, material supply chain management as well as the transfer of product into production. TXP's core technology focus is on complex printed circuit board assemblies, photonics, optoelectronics, and advanced packaging solutions, while forging profitable business opportunities with well-positioned high speed, digital, analog, and RF technologies and industries that require complementary service requirements. By working closely with its customers and being highly responsive to their requirements throughout the design processes, TXP believes that it can be an integral part of its customers' operations, accelerate their time-to-market and time-to-volume production and reduce their product costs. TXP has three operating divisions that build on its core Design for Manufacturability foundation: TXP-Texas Prototypes, TXP-Photonics, and TXP-Solutions. For more information visit www.texasprototypes.com.

Forward-looking statements such as "believe," "expect," "may," "plan," "intend," etc., contained herein are within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties and are based on the company's beliefs and assumptions it made using information currently available to it and which reflect current views concerning those future events. Actual results could differ materially. Therefore, undue reliance should not be placed on any forward-looking statements, since they apply only as of today's date, and accordingly, reference should be made to the company's periodic filings with the SEC.

# # #